Putnam Ohio Tax Exempt Income Fund, May 31, 2017, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A				3,210
Class B		  		   34
Class C		    		  226
Class M		     	    	   13

72DD2

Class Y		    	     	  378

73A1

Class A			     0.253175
Class B			     0.196709
Class C	      	  	     0.182968
Class M	      	  	     0.228257

73A2

Class Y			     0.273574

74U1

Class A			      12,072
Class B				 165
Class C			       1,220
Class M				  63

74U2

Class Y				1,476

74V1

Class A				 9.02
Class B				 9.01
Class C				 9.02
Class M				 9.02

74V2

Class Y				 9.03

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.